EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 7 to the Registration Statement on Form S-11 (File No. 333-193480) of Strategic Storage Growth Trust, Inc. of our report dated March 29, 2016, with respect to the consolidated financial statements of Strategic Storage Growth Trust, Inc. and Subsidiaries as of December 31, 2015 and 2014, and for the years ended December 31, 2015 and 2014 and the period from March 12, 2013 (date of inception) through December 31, 2013 included in the 2015 Annual Report on Form 10-K of Strategic Storage Growth Trust, Inc. and our report dated February 22, 2016 with respect to the combined statement of revenue and certain operating expenses of the Arrington Portfolio for the year ended December 31, 2014 included in the Current Report on Form 8-K/A of Strategic Storage Growth Trust, Inc. filed on March 2, 2016. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Los Angeles, California

April 11, 2016